EXHIBIT 77Q3 TO FORM N-SAR

Registrant Name: Vanguard Admiral Funds
File Number: 811-7043
Registrant CIK Number: 0000891190


Items 72, 73 and 74

     Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72 through 74 completely, the Registrant has set forth in their entirety the complete responses to the indicated Items or Sub-Items below, in accordance with verbal instructions provided to the Registrant by the staff of the Commission on September 20, 2002, and September 23, 2002.


Series 1 SEC Identifier S000002233
Class 1 SEC Identifier C000005732


Item 73

Distributions per share for which record date passed during the period:

A)      1. Dividends from net investment income                                                                      $0.00005



